Exhibit 4.4

FIRST AMENDMENT TO SERIES A FIRST SUPPLEMENTAL INDENTURE

FIRST AMENDMENT TO FIRST SUPPLEMENTAL INDENTURE, dated as of May 31, 2011 (this “First Amendment”), between CIT GROUP INC., a Delaware corporation (the “Company”), the guarantors named herein, as guarantors (the “Guarantors”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (in such capacity, the “Trustee”) and as Collateral Agent under the Indenture referred to below.

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to an indenture, dated as of December 10, 2009 (the “Base Indenture”) and a first supplemental indenture, dated as of December 10, 2009 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Original Indenture”) such Original Indenture as amended and supplemented from time to time (including without limitation pursuant to this First Amendment), being referred to herein as the “Indenture”; and

WHEREAS, pursuant to Section 6.1 of the First Supplemental Indenture, the Company and the Trustee may amend or supplement the Indenture with the written consent of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such supplemental indenture; and

WHEREAS, the Company has obtained consent to the amendments to the Indenture set forth herein from the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by this First Amendment, being the Company’s 7.00% Series A Second-Priority Secured Notes due 2015, 7.00% Series A Second-Priority Secured Notes due 2016 and 7.00% Series A Second-Priority Secured Notes due 2017 (collectively, the “Series A Notes”); and

WHEREAS, accordingly, this First Amendment and the amendments set forth herein are authorized pursuant to Section 6.1 of the First Supplemental Indenture; and

WHEREAS, the execution and delivery of this First Amendment has been duly authorized by the parties hereto, and all other acts necessary to make this First Amendment a valid and binding amendment to the First Supplemental Indenture effectively amending the Indenture as set forth herein have been duly taken; and

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Series A Notes, as follows:

ARTICLE 1
RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01. Relation to Indenture.

     With respect to the Series A Notes, this First Amendment constitutes an integral part of the Indenture.

SECTION 1.02. Definitions.

     For all purposes of this First Amendment, except as otherwise expressly provided herein, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture.

SECTION 1.03. General References.

     All references in this First Amendment to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Amendment; and the terms “herein”, “hereof”, “hereunder” and any other word of similar import refers to this First Amendment.

ARTICLE 2
AMENDMENTS TO INDENTURE

SECTION 2.01. Amendments.

     (a) Effective upon the Effective Date, the Indenture is hereby amended by deleting the following sections and all references thereto in the First Supplemental Indenture in their entirety:

  Section 3.3 (Offer to Purchase by Application of Excess Proceeds).

  Section 7.l (Restricted Payments).

  Section 7.2 (Incurrence of Indebtedness and Issuance of Preferred Stock).

  Section 7.4 (Sale and Leaseback Transactions).

  Section 7.5 (Dividend and Other Restrictions Affecting Restricted Subsidiaries).

  Section 7.7 (Asset Sales).

  Section 7.8 (Transactions with Affiliates).

  Section 7.9 (Business Activities).

  Section 7.11 (Designation of Restricted and Unrestricted Subsidiaries).

  Section 7.12 (Payments for Consent).

  Section 7.13 (Transfer of Operating Platforms).

     (b) Effective upon the Effective Date, Section 3.4 (Offer to Repurchase Upon Change of Control) shall be hereby amended and restated in its entirety to read as follows (and all references thereto and any terms defined therein in the First Supplemental Indenture shall be amended accordingly):

“Section 3.3 Offer to Repurchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, the Company will be obligated to make an offer to purchase (a “Change of Control Offer”) and each Holder of Notes will have the right to require the Company to purchase all or any part (equal to $2,000 in principal amount or an integral multiple of $1,000 in principal amount in excess thereof) of that Holder’s Notes on the terms set forth in this Indenture. In the Change of Control Offer, the Company will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest, if any, on the Notes purchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control and conditional upon a Change of Control Triggering Event occurring, the Company will mail, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as required by law, pursuant to the procedures required by this Indenture and described in such notice. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the consummation of the Change of Control on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent shall promptly mail, or cause to be distributed through the clearing agency, to each Holder of Notes so accepted pursuant to the Change of Control Offer the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail, or cause to be transferred by book entry, to each such Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that the new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

(d) The Change of Control provisions described in this Section 3.3 shall be applicable whether or not any other provisions of this Indenture are applicable, except in any case in which the provisions of Section 11.2 hereof are applicable. The Company shall comply with the requirements of Section 14e-1 of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Section 3.3, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.3 by virtue of such compliance.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly and properly tendered and not withdrawn under the Change of Control Offer, (2) the Company has given notice to redeem all Notes in accordance with the redemption provisions of Section 3.2 hereof unless and until there is a default in payment of the applicable Redemption Price or (3) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly and properly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes validly and properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.”

     (c) Effective upon the Effective Date, Section 7.3 (Liens) shall be hereby amended and restated in its entirety to read as follows (and all references thereto and any terms defined therein in the First Supplemental Indenture shall be amended accordingly):

“ Section 7.1 (Liens).

     After the date of the execution and delivery of this Indenture and so long as any Notes shall be outstanding, the Company shall not pledge or otherwise subject to any lien (any such pledge or lien being hereinafter referred to as a “Lien”) any of its property or assets to secure Indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company without thereby expressly securing the due and punctual payment of the principal of and interest on the Notes equally and ratably with any and all other Indebtedness for borrowed money secured by such Lien, so long as any such other Indebtedness shall be so secured; provided, however, that this restriction shall not prohibit or otherwise restrict:

(a) Liens existing on the date of this Indenture (other than Liens securing the First Lien Obligations);

(b) Liens securing the First Lien Obligations; provided that the aggregate principal amount of Indebtedness constituting First Lien Obligations secured by Liens permitted by this clause (b) shall not exceed the aggregate principal amount of Indebtedness constituting First Lien Obligations as of the Issue Date;

(c) the Company from creating, incurring or suffering to exist upon any of its property or assets any Lien in favor of any Subsidiary of the Company;

(d) the Company (i) from creating, incurring or suffering to exist a purchase money Lien upon any such property, assets, capital stock or Indebtedness acquired by the Company prior to, at the time of, or within one year after (A) in the case of physical property or assets, the later of the acquisition, completion of construction (including any improvements on existing property) or commencement of commercial operation of such property or (B) in the case of shares of Capital Stock, Indebtedness or other property or assets, the acquisition of such shares of Capital Stock, Indebtedness, property or assets, (ii) from acquiring property or assets subject to Liens existing thereon at the date of acquisition thereof, whether or not the Indebtedness secured by any such Lien is assumed or guaranteed by the Company, or (iii) from creating, incurring or suffering to exist Liens upon any property of any Person, which Liens exist at the time any such Person is merged with or into or consolidated with the Company (or becomes a Subsidiary of the Company) or which Liens exist at the time of a sale or transfer of the properties of any such Person as an entirety or substantially as an entirety to the Company;

(e) the Company from creating, incurring or suffering to exist upon any of its property or assets Liens in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute (including maintaining self-insurance or participating in any fund in connection with worker’s compensation, disability benefits, unemployment insurance, old age pensions or other types of social benefits, or joining in any other provisions or benefits available to companies participating in any such arrangements);

(f) the Company from creating, incurring or suffering to exist upon any of its property or assets Liens securing its obligations under letters of credit issued, Rate Management Transactions entered into not for speculative purposes, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers’ acceptances, leases, surety and performance bonds, and other similar obligations, in each case, incurred in the ordinary course of business;

(g) the Company from creating, incurring or suffering to exist Liens upon any real property acquired or constructed by the Company primarily for use in the conduct of its business;

(h) the Company from entering into any arrangement with any Person providing for the leasing by the Company of any property or assets, which property or assets have been or will be sold or transferred by the Company to such Person with the intention that such property or assets will be leased back to the Company, if the obligations in respect of such lease would not be included as liabilities on a consolidated balance sheet of the Company;

(i) the Company from creating, incurring or suffering to exist upon any of its property or assets Liens to secure non-recourse debt in connection with the Company engaging in any leveraged or single-investor or other lease transactions, whether (in the case of Liens on or relating to leases or groups of leases or the particular properties subject thereto) such Liens are on the particular properties subject to any leases involved in any of such transactions and/or the rental or other payments or rights under such leases or, in the case of any group of related or unrelated leases, on the properties subject to the leases comprising such group and/or on the rental or other payments or rights under such leases, or on any direct or indirect interest therein, and whether (in any case) (i) such Liens are created prior to, at the time of, or at any time after the entering into of such lease transactions and/or (ii) such leases are in existence prior to, or are entered into by the Company at the time of or at any time after, the purchase or other acquisition by the Company of the properties subject to such leases;

(j) the Company from creating, incurring or suffering to exist (i) other consensual Liens in the ordinary course of business of the Company that secure Indebtedness that, in accordance with generally accepted accounting principles, would not be included in total liabilities as shown on the Company’s consolidated balance sheet, or (ii) Liens created by the Company in connection with any transaction intended by the Company to be a sale of property or assets of the Company, provided that such Liens are upon any or all of the property or assets intended to be sold, the income from such property or assets and/or the proceeds of such property or assets;

(k) the Company from creating, incurring or suffering to exist Liens on property or assets financed through tax-exempt municipal obligations, provided that such Liens are only on the property or assets so financed;

(l) any extension, renewal, refinancing or replacement (or successive extensions, renewals, refinancings or replacements), in whole or in part, of any of the foregoing (other than Liens permitted by clause (b)); provided, however, that any such extension, renewal, refinancing or replacement shall be limited to all or a part of the property or assets (or substitutions therefor) which secured the Lien so extended, renewed, refinanced or replaced (plus improvements on such property); and

(m) the Company from creating, incurring or suffering to exist any other Liens not otherwise permitted by any of the foregoing clauses (a) through (l) above; provided that the maximum amount of Indebtedness secured by Liens in reliance on this clause (m) shall not exceed, at the time of and after giving effect to the incurrence of any Indebtedness secured by a Lien in reliance on this clause (m), an amount equal to the greater of $900 million or 10% of the excess of the Company’s consolidated total assets over the Company’s consolidated liabilities, as shown on the Company’s balance sheet for the most recent fiscal quarter for which financial statements are publicly available in accordance with generally accepted accounting principles at the date of measurement.

     For the purposes of this Section 7.1, any contract by which title is retained as security (whether by lease, purchase, title retention agreement or otherwise) for the payment of a purchase price shall be deemed to be a purchase money Lien.

     Nothing contained in this Section 7.1 or this Indenture shall prevent or be deemed to prohibit the creation, assumption or guaranty by the Company of any Indebtedness not secured by a Lien or the issuance by the Company of any debentures, notes or other evidences of Indebtedness not secured by a Lien, whether in the ordinary course of business or otherwise.

     The entry by the Company into any contract, document, agreement or instrument (which shall include bank credit facilities, Rate Management Transactions and loan agreements), in the ordinary course of business or otherwise, which contract, document, agreement or instrument may provide for or contain a right of set-off or other similar right between the Company and such other party to the contract, document, agreement or instrument shall not result in, or be deemed to constitute, the creation or incurrence of a “Lien” as such term is used in this Indenture.”

(c) Effective upon the Effective Date, Section 7.6 (Merger, Consolidation and Sale of All or Substantially All Assets) shall be hereby amended and restated in its entirety to read as follows (and all references thereto and any terms defined therein in the First Supplemental Indenture shall be amended accordingly):

“Section 7.2. Merger, Consolidation or Sale of All or Substantially All Assets.

     (a) The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

     (i) either: (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes by contract or operation of law all the obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

     (iii) immediately after, and upon giving effect to, such transaction, no Default or Event of Default exists.

     (b) This Section 7.2 shall not apply to:

     (i) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

     (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries.”

(d) Effective upon the Effective Date, Section 7.10 (Additional Note Guarantees) shall be hereby amended and restated in its entirety to read as follows (and all references thereto and any terms defined therein in the First Supplemental Indenture shall be amended accordingly):

“Section 7.4 Additional Note Guarantees and Collateral.

     (a) The Company will not at any time cause or permit any Subsidiary of the Company to Guarantee any additional Series A Notes, unless such Subsidiary also Guarantees the Notes on a pari passu basis pursuant to a supplemental indenture. In such event, the Company will deliver an Opinion of Counsel reasonably satisfactory to the Trustee relating to such supplemental indenture.

     (b) The Company will not at any time create or suffer to exist, or cause or permit any Subsidiary of the Company to create or suffer to exist, directly or indirectly, any Lien on any of its property or assets to secure any Obligations in respect of additional Series A Notes, unless such property or asset is pledged to secure the Note Obligations on a pari passu basis. The Company will, and will cause to be, executed and delivered to the Trustee and the Notes Collateral Agent and filed (if applicable) all such agreements, instruments, opinions, certificates and documents as are executed, delivered and/or filed after the Issue Date, as the case may be, in connection with any Lien securing any Obligations in respect of any other Series A Notes.”

(e) Effective upon the Effective Date, Section 7.14 (Reports) shall be hereby amended and restated in its entirety to read as follows (and all references thereto and any terms defined therein in the First Supplemental Indenture shall be amended accordingly):

“Section 7.3. Reports.

(a) Whether or not required by the rules and regulations of the Commission and in lieu of Section 7.4 of the Base Indenture, so long as any Notes are Outstanding, the Company shall furnish to the Holders or cause the Trustee to furnish to the Holders, within 15 days after the Company is required to file the same with the Commission:

(i) all quarterly and annual reports that the Company is required to file, or would be required to be filed with the Commission, on Forms 10-Q and 10-K if the Company were required to file such reports; and

(ii) all current reports that the Company is required to file, or would be required to be filed with the Commission, on Form 8-K if the Company were required to file such reports;

provided that any such above information or reports filed with the EDGAR system of the Commission (or any successor system) and available publicly on the Internet shall be deemed to be furnished to the Holders of Notes.

     (b) All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K shall include a report on the Company’s consolidated financial statements by the Company’s independent registered public accounting firm. In addition, whether or not required by the Commission, the Company shall file a copy of all of the reports referred to in Section 7.3(a)(i) and (ii) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations applicable to such reports for the status of the filer that the Company would otherwise be if it were required to file reports with the Commission, subject to extension as set forth in Rule 12b-25(b)(ii) under the Exchange Act (or any successor provision) (unless the Commission shall not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company agrees that it shall not take any action that would cause the Commission not to accept such filings. If, notwithstanding the foregoing, the Commission will not accept such filings for any reason, the Company will post the reports specified in Section 7.3(a) hereof on its publicly accessible website within the time periods that would apply if the Company were required to file those reports with the Commission.

     (c) If, and so long as, all of the Capital Stock of the Company is beneficially owned, directly or indirectly, by a Person (the “Parent”) (i) whose corporate family and corporate credit ratings are Investment Grade Ratings and (ii) that files reports with the Commission under Section 13(a) or 15(d) of the Exchange Act, the requirements in Section 7.3(a) shall be deemed satisfied by the filing by such Parent of the reports specified in Section 7.3(a) hereof within the time periods specified therein.

     (d) In addition, the Company and the Guarantors agree that, for so long as any Notes remain Outstanding, if at any time they are not required to file with the Commission the reports required by this Section 7.3, they shall furnish to the Holders and to securities analysts, broker/dealers, corporate trading desks and prospective investors, upon the request of any Holder, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.”

(f) Effective upon the Effective Date, Section 7.15 (Cash Sweep and Required Cash Sweep Payments) shall be hereby amended and restated in its entirety to read as follows (and all references thereto and any terms defined therein in the First Supplemental Indenture shall be amended accordingly):

“Section 7.5. Cash Sweep and Required Cash Sweep Payments.

     (a) Beginning with the first full month following the Issue Date, each Restricted Subsidiary shall deposit or cause to be deposited no less frequently than monthly Cash and Cash Equivalents in an amount equal to the Sweep Cash Amount in one or more Deposit Accounts or Securities Accounts that shall be, at the Senior Collateral Agent’s election (or after the Discharge of First Lien Obligations, at the Notes Collateral Agent’s election), maintained in the name of the Senior Collateral Agent (or after the Discharge of First Lien Obligations, the Notes Collateral Agent) or maintained in the name of the Company or one or more Guarantors and subject at all times to a control agreement in favor of the Senior Collateral Agent (or after the Discharge of First Lien Obligations, the Notes Collateral Agent) to secure the obligations of the Company and the other Guarantors under the Notes (collectively, “Sweep Accounts”).

     (b) The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, withdraw or seek to withdraw any amount from a Sweep Account, except:

(i) (A) to either (1) pay obligations under the Credit Agreement or (2) indefeasibly credit amounts to the Sweep Accounts for the benefit of the holders of First Lien Obligations (the “First Lien Discharge Amount”) until the First Lien Discharge Amount is equal to an amount sufficient to discharge the First Lien Obligations, or (B) either (1) after the Discharge of First Lien Obligations or (2) at any time that the First Lien Discharge Amount is equal to an amount sufficient to Discharge the First Lien Obligations, to repurchase, repay or redeem Notes (including purchases of Notes in open-market transactions, pursuant to tender offers or otherwise) or any other obligations thereunder, provided that in the case of clause (2), after giving effect to such repurchase, repayment or redemption, such First Lien Discharge Amount is at least equal to an amount sufficient to Discharge the First Lien Obligations, or (C) to make then Required Bank Investments after all Other Available Cash has been utilized for such purpose; or

(ii) so long as (1) no Default or Event of Default has occurred and is continuing and (2) both before and after giving effect thereto, Other Available Cash is less than or equal to $500 million, (A) to make payments with respect to TTF Requirements, (B) to make Permitted Bank Investments, (C) to pay scheduled payments on Qualified Debt Obligations, (D) to fund Other Available Cash or (E) to fund Business Reinvestments.

(c) Amounts released shall be applied by the Company within two (2) Business Days following receipt as set forth in Section 7.5(b) (not including the Business Day on which such funds were received if received after 12:00 noon, New York time).

(d) After the end of each fiscal quarter beginning with the first full fiscal quarter following the Issue Date, the Company shall be required, within the Applicable Repayment Period, (i) to either (x) apply an amount equal to 100% of the Available Sweep Amount to repay obligations under the Credit Agreement or (y) ensure that the Available Sweep Amount is indefeasibly credited to Sweep Accounts until the First Lien Discharge Amount is equal to an amount sufficient to Discharge the First Lien Obligations, and (ii) either after the Discharge of First Lien Obligations or if the First Lien Discharge Amount indefeasibly credited to the Sweep Accounts for the benefit of the holders of the First Lien Obligations is at the time equal to the First Lien Discharge Amount, to redeem at par or repurchase or repay Notes (including purchases of Notes in open-market transactions, pursuant to tender offers or otherwise). Without limiting the foregoing, after the end of each such fiscal quarter, the Company shall use commercially reasonable efforts (taking into account other near term obligations and other liquidity sources) to apply Excess Sweep Amounts at the end of each Applicable Repayment Period in the manner set forth in above with respect to Available Sweep Amounts.

(e) Within 45 days after the end of each fiscal quarter beginning with the first full fiscal quarter following the Issue Date (the “Notice Date”), the Company shall furnish to the Holders or cause the Trustee to furnish to the Holders, a report that shall specify the amount of:

(i) the Sweep Cash Amount and the First Lien Discharge Amount, in each case as of the end of such fiscal quarter;

(ii) Other Available Cash as of the end of such fiscal quarter;

(iii) payments made during such fiscal quarter with respect to obligations that were TTF Requirements as of the end of the three then most recently completed fiscal quarters and payments on Qualified Debt Obligations and the projected amounts of such payments for the following 12-month period;

(iv) Permitted Bank Investments and Required Bank Investments made during such fiscal quarter;

(v) Business Reinvestments made during such fiscal quarter; and

(vi) payments made or required to be made to repay or repurchase Indebtedness outstanding under the Credit Agreement or the Notes, as applicable, during the fiscal quarter in which such report is received.

(f) In the event that the Company elects to satisfy its obligations under Section 7.5(d) in any fiscal quarter, in whole or in part, by means of redemption, such redemption shall be at a redemption price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, if any, on the Notes redeemed, to the date of redemption and shall otherwise comply with Article 11 of the Base Indenture as modified by the provisions of Article 3 of the Supplemental Indenture. In the event that the Company elects to satisfy its obligations under Section 7.5(d) in any fiscal quarter, in whole or in part, by means of the repurchase of Notes (including purchases of Notes in open-market transactions, pursuant to tender offers or otherwise), such repurchases shall be at such prices and on such terms as are negotiated or offered by the Company. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any such repurchases of Notes. To the extent that the provisions of any securities laws or regulations conflict with this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 7.5 by virtue of such compliance.”

(g) Effective upon the Effective Date, Section 8.1 (Events of Default) shall be hereby amended and restated in its entirety to read as follows (and all references thereto and any terms defined therein in the First Supplemental Indenture shall be amended accordingly):

“Section 8.1. Events of Default.

     (a) Solely with respect to each series of Notes, the following shall be substituted for, and shall constitute Events of Default in lieu of, the events listed as Events of Default in Section 5.1 of the Base Indenture: “Event of Default” wherever used in the Indenture solely with respect to Notes of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) default for 30 days in the payment when due of interest on the Notes of such series;

     (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes of such series;

     (iii) failure for 3 business days by the Company to comply with Sections 3.3 or 7.2 of this Indenture;

     (iv) failure by the Company for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Pari Passu Notes then Outstanding voting as a single class to comply with any of the other agreements in this Indenture;

     (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

     (1) is caused by a failure to pay any scheduled installment of principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

     (2) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $250.0 million or more;

     (vi) failure by the Company or any of its Significant Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $250.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

     (vii) with respect to the Company or any of its Significant Subsidiaries, (x) a court of competent jurisdiction enters an order or decree under any applicable Bankruptcy Law that: (A) is for relief against such Person or Persons in an involuntary case; (B) appoints a Bankruptcy Custodian of such Person or Persons or for all or substantially all of the property of such Person or Persons; or (C) orders the liquidation of such Person or Persons; and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days; or (y) the commencement by such Person or Persons of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization (other than a reorganization under a foreign law that does not relate to insolvency) or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by such Person or Persons to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it or them, or the filing by such Person or Persons of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of such Person or Persons under any such applicable law, or the consent by such Person or Persons to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of such Person or Persons or any substantial part of the property of such Person or Persons or the making by such Person or Persons of an assignment for the benefit of creditors, or the taking of corporate action by such Person or Persons in furtherance of any such action or the admitting in writing by such Person or Persons of its or their inability to pay its or their debts generally as they become due;

     (viii) (x) any Note Guarantee with respect to a Note of such series of any Guarantor that is a Significant Subsidiary, (A) ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or Guarantees, as applicable, and this Indenture) or (B) is declared null and void and unenforceable or found to be invalid or (y) any Guarantor that is a Significant Subsidiary denies its liability under its Note Guarantee with respect to a Note of such series (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee); and

     (ix) any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $250.0 million shall cease to be in full force and effect, or shall cease to give the Notes Collateral Agent, for the benefit of the Holders, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected second-priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Indenture, the Security Documents or the Intercreditor Agreements)) in favor of the Notes Collateral Agent, or shall be asserted by the Company or any Guarantor to not be, a valid, perfected, second-priority (except as otherwise expressly provided in this Indenture, the Security Documents or any Intercreditor Agreement) security interest in or Lien on such Collateral covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Notes Collateral Agent or the Trustee (or an agent or trustee on its behalf) to maintain possession of certificates actually delivered to it (or such agent or trustee) representing securities pledged under the Security Documents.”

(h) Effective upon the Effective Date, Section 1.2 (Definition of Terms) shall be amended as follows:

(i)	Section 1.2 is hereby amended to delete in its entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in this Section 2.01.

(ii)	Each of the following defined terms shall be hereby amended and restated in its entirety to read as follows (and all references thereto in the First Supplemental Indenture shall be amended accordingly):

““Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the Company, other than in any such transaction where:

(A) the Voting Stock of the Company outstanding immediately prior to such transaction is changed into or exchanged for Voting Stock of another Person (the “Permitted Parent”) constituting a majority of the outstanding Voting Stock (measured by voting power rather than the number of shares) of the Permitted Parent (immediately after giving effect to such issuance); and

(B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the Beneficial Owner of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the Permitted Parent; or

(2) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, other than any such transaction where:

(A) the Voting Stock of the Company outstanding immediately prior to such transaction is changed into or exchanged for Voting Stock of the transferee Person (the “Transferee”) constituting a majority of the outstanding shares of the Voting Stock (measured by voting power rather than the number of shares) of the Transferee (immediately after giving effect to such issuance); and

(B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is the Beneficial Owner of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the Transferee.

Following any transaction described in clause (1)(A), the Permitted Parent shall be substituted for the Company in this definition and the definition of “Trigger Period”, and following any transaction described in clause (2)(A), the Transferee shall be substituted for the Company in this definition and the definition of “Trigger Period”.”

““Collateral” means, collectively, all of the property (including Capital Stock) in which Liens are purported to be granted pursuant to the Security Documents as security for the Note Obligations.”

““Guarantor” means any Subsidiary of the Company that has delivered a Note Guarantee and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.”

““Investment Grade Rating” means a rating from Moody’s of Baa3 or higher (or its equivalent under any successor rating category of Moody’s) and a rating from S&P of BBB- or higher (or its equivalent under any successor rating category of S&P), in each case with a stable outlook, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.””

““Lien” has the meaning set forth in Section 7.1 hereof.”

““Permitted Bank Investments” means Investments to be made (a) by a Guarantor in any Regulated Subsidiary in the form of a loan or advance having a maturity not to exceed 12 months from the date of such loan or advance related to or in connection with a Platform Transfer that is evidenced by an intercompany note, secured by the assets financed by such loan or advance, provided that the intercompany note is pledged as Collateral, or (b) in Regulated Subsidiaries of the Company having an aggregate Fair Market Value not to exceed $400.0 million in any Yearly Period.”

““Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Company which is a rate swap, basis swap, total return swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, or the purchase of credit default swaps.”

““Required Bank Investments” means Investments to be made in CIT Bank or any other Regulated Subsidiary of the Company required by, or necessary or prudent under, the Bank Holding Company Act, the Federal Reserve Act or the Federal Deposit Insurance Act or any other domestic or foreign law or regulation applicable to the Company or its Affiliates or required by any Governmental

Authority or any approval, waiver, consent, stipulation, agreement or commitment entered into in connection therewith or related thereto.”

““Second Lien Obligations” means the Obligations that are secured by a Lien on the Collateral that ranks junior to the Lien securing the First Lien Obligations pursuant to the Senior Intercreditor Agreement and pari passu with the Lien securing the Notes Obligations pursuant to the Junior Intercreditor Agreement.”

““Significant Subsidiary” means any Subsidiary of the Company that is both a Guarantor and would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.”

(iii) Each of the following defined terms shall be inserted as follows:

““Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Ratings Downgrade Event.”

““First Lien Discharge Amount” has the meaning set forth in Section 7.5(b)(i)(A)(2) hereof.”

““Parent” has the meaning set forth in Section 7.3(c) hereof.”

““Pari Passu Notes” means all notes issued under the Base Indenture that constitute Second Lien Obligations.”

““Rating Agency” means each of Moody’s and S&P; provided, that if Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes available, the Company shall use commercially reasonable efforts to appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency and following such appointment such replacement rating agency shall be substituted in this definition for the rating agency that ceased to rate the Notes or failed to make a rating of the Notes available; provided that the Company shall give notice of such appointment to the Trustee.”

““Ratings Downgrade Event” means, on any date during the Trigger Period, the Notes being downgraded by at least one modifier (a modifier being plus, neutral or minus for S&P, 1, 2 or 3 for Moody’s or a similar modifier by any other Rating Agency) by one of the Rating Agencies from the rating on the Notes by such Rating Agency on the date prior to the first day of the Trigger Period; provided that no Ratings Downgrade Event shall be deemed to occur if either (i) the rating on the Notes by each Rating Agency that downgraded its rating is an Investment Grade Rating after such downgrade or (ii) in respect of a particular Change of Control, if the Rating Agency or Agencies (as applicable) that downgraded the Notes announce or confirm or inform the Trustee in writing that the reduction was not the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.”

““Trigger Period” means the period commencing 1 day prior to the first public announcement by the Company of an arrangement that could result in a Change of Control and ending 60 days following consummation of the Change of Control (which period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under announced consideration for possible downgrade by any of the Rating Agencies as the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control).”

ARTICLE 3
MISCELLANEOUS PROVISIONS

SECTION 3.01. Ratification and Incorporation of Base Indenture.

     As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this First Amendment shall be read, taken and construed as one and the same instrument.

SECTION 3.02. Executed in Counterparts.

     This First Amendment may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

SECTION 3.03. New York Law to Govern.

     This First Amendment shall be deemed to be a contract under the laws of the state of New York, and for all purposes shall be construed with the laws of such state, except as may be required by mandatory provisions of law.

SECTION 3.04. Effectiveness.

     This First Amendment shall come into full force and effect (the “Effective Date”) upon the settlement date on which funds are deposited to pay the consent payments as described in the Company’s Confidential Offering Memorandum and Consent Solicitation Statement dated May 16, 2011 and Consent Solicitation Statement dated May 16, 2011.

(Signature Page Follows)

     IN WITNESS WHEREOF, the parties have caused this First Amendment to First Supplemental Indenture to be duly executed.

CIT GROUP INC.

By:		/s/ Glenn A. Votek
	Name:	Glenn A. Votek
	Title:	Executive Vice President and
Treasurer

GUARANTORS:
C.I.T. LEASING CORPORATION
CAPITA COLOMBIA HOLDINGS CORP.
CAPITA CORPORATION
CAPITA INTERNATIONAL L.L.C.
CIT CAPITAL USA INC.
CIT CHINA 12, INC.
CIT CHINA 13, INC.
CIT CHINA 3, INC.
CIT COMMUNICATIONS FINANCE
CORPORATION
CIT CREDIT FINANCE CORP.
CIT CREDIT GROUP USA INC.
CIT FINANCIAL LTD. OF PUERTO RICO
CIT FINANCIAL USA, INC.
CIT GROUP (NJ) LLC
CIT GROUP SF HOLDING CO., INC.
CIT HEALTHCARE LLC
CIT LENDING SERVICES CORPORATION
CIT LENDING SERVICES CORPORATION
(ILLINOIS)
CIT LOAN CORPORATION (F/K/A THE CIT
GROUP/CONSUMER FINANCE, INC.)
CIT MIDDLE MARKET FUNDING COMPANY,
LLC
CIT MIDDLE MARKET HOLDINGS, LLC
CIT TECHNOLOGIES CORPORATION
CIT TECHNOLOGY FINANCING SERVICES,
INC.
CMS FUNDING COMPANY LLC
EQUIPMENT ACCEPTANCE CORPORATION
NAMEKEEPERS LLC
STUDENT LOAN XPRESS, INC.
THE CIT GROUP/BC SECURITIES
INVESTMENT, INC.
THE CIT GROUP/BUSINESS CREDIT, INC.
THE CIT GROUP/CAPITAL FINANCE, INC.
THE CIT GROUP/CMS SECURITIES
INVESTMENT, INC.
THE CIT GROUP/COMMERCIAL SERVICES,
INC.
THE CIT GROUP/COMMERCIAL SERVICES,
INC. (VA.)
THE CIT GROUP/CORPORATE AVIATION,
INC.

THE CIT GROUP/EQUIPMENT FINANCING,
INC.
THE CIT GROUP/EQUITY INVESTMENTS,
INC.
THE CIT GROUP/FACTORING ONE, INC.
THE CIT GROUP/FM SECURITIES
INVESTMENT, INC.
THE CIT GROUP/LSC SECURITIES
INVESTMENT, INC.
THE CIT GROUP/VENTURE CAPITAL, INC.

By:		/s/ Glenn A. Votek
	Name:	Glenn A. Votek
	Title:	Treasurer

THE CIT GROUP / CONSUMER FINANCE. INC.
(NY)

By:		/s/ Glenn A. Votek
	Name:	Glenn A. Votek
	Title:	Assistant Treasurer

FRANCHISE PORTFOLIO 1, INC.

By:		/s/ Glenn A. Votek
	Name:	Glenn A. Votek
	Title:	Executive Vice President

Deutsche Bank Trust Company Americas, as Trustee, Series A Parent Collateral Agent and Series A Subsidiary Collateral Agent

By:		/s/ Irene Siegel
	Name:	Irene Siegel
	Title:	Vice President

By:		/s/ Jena Kaufman
	Name:	Jena Kaufman
	Title:	Director